Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alliance Entertainment Holding Corporation

Plantation, Florida

We hereby consent to the use in these Prospectuses constituting a part of this Registration Statement of our report dated October 17, 2022, except for the effects of the recapitalization described in Note 1, as to which the date is June 6, 2023, relating to the consolidated financial statements of Alliance Entertainment Holding Corporation, which is contained in those Prospectuses.

We also consent to the reference to us under the caption “Experts” in these Prospectuses.

/s/ BDO USA, LLP

Miami, Florida

June 16, 2023